EXHIBIT 8.2.2

MORGAN BEAUMONT SIGNS CONTRACT WITH DIRECT CONTACT MEDIA

[ PR Newswire  •  2006-08-02 ]

BRADENTON, Fla., Aug. 2 /PRNewswire-FirstCall/ -- Morgan Beaumont, Inc. (OTC Bulletin Board: MBEU), a premier technology solution provider to the Stored Value and Prepaid Card market and owner of the SIRE Network(TM), today announced that it has signed a contract with Direct Contact Media to provide up to 60,000 stored value cards per month beginning in September of 2006.

Michael Holleran, Chairman and CEO of Direct Contact Media, Inc. (DCM), stated, "We are excited to be working with a company such as Morgan Beaumont, after much due diligence, we believe we have selected the company with the product and technology to best support our specific needs for DCM's many Financial Services and Bank Card marketing partners."

Cliff Wildes, CEO of Morgan Beaumont, stated, "As we said in our earnings call last quarter, Morgan Beaumont has now entered a revenue generating stage. Prior to this, we had focused on building out the SIRE Network and establishing strategic relationships and partners. The contract with Direct Contact Media is the first of many that Erik Jensen, Morgan Beaumont's President, has been successfully negotiating and is now executing and deploying."

Direct Contact Media, Inc. is a leading Paid-Per-Performance Direct Response Mass Marketing Agency that has helped emerging to Fortune 100 clients create, develop, implement and manage large scale B2B and B2C direct marketing campaigns through DCM's large scale affiliate base of "Opt-in" Internet marketers as well as through DCM's multi-channel offline and broadcast marketing services. To learn more about Direct Contact Media, Inc please visit http://www.dircm.com.

Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida, and is one of the premier providers of Stored Value and Prepaid Card Solutions in the United States. The company has developed the SIRE Network(TM), a secure, reliable, point of sale (POS) and PC based software platform that connects retail merchants with multiple Stored Value/Prepaid Card Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. The company owns and operates the SIRE Network as a standardized, national network of Stored Value and Prepaid Card cash load stations located throughout the United States. Morgan Beaumont is a Discover Network Issuer, MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected future prospects of our business and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

Contacts:	Erik Jensen, President
Morgan Beaumont, Inc.
941-753-2875

Ken Dennard, Managing Partner
DRG&E
713-529-6600
ksdennard@drg-e.com

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